Exhibit 23.2
Independent Auditors’ Consent
The Board of Directors
Genesis Energy, L.P.:
We consent to the incorporation by reference in the registration statement (No. 333-126482) on Form S-3 of Genesis Energy, L.P. of our report dated April 17, 2007, with respect to the balance sheets of TDC, L.L.C. as of December 31, 2006 and 2005, and the related statements of income, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K/A of Genesis Energy, L.P. dated October 10, 2007.
/s/ KPMG LLP
Tempe, Arizona
November 27, 2007